___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2015

FUELSTREAM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-14477	87-0561426
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

11650 South State Street, Suite 240 Draper, Utah		84020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (801) 816-2510

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 14, 2015, John D. Thomas resigned as Chief Executive Officer of Fuelstream, Inc. (the “Company”), but remained as a member of the Board of Directors of the Company.

Also on September 14, 2015, Kenneth I. Denos was appointed as Chief Executive Officer and Chairman of the Board of Directors. A summary of Mr. Denos’ background and experience is as follows:

Kenneth I. Denos, 47, Chief Executive Officer and Chairman of the Board. In addition to his role as the Company's CEO and Chairman, Mr. Denos is presently a member of the board, Secretary, and Chief Compliance Officer of Equus Total Return, Inc. (NYSE: EQS), a closed-end fund traded on the New York Stock Exchange. He has served as a member of the Equus Board since July 2008, as its Secretary since June 2010, and as Chief Compliance Officer since July 2011. From August 2007 until June 2009, he was the Chief Executive Officer and President of Equus, and from June 2005 to August 2007, he was the Executive Vice President of Equus. Mr. Denos is presently the Chairman and CEO of the Acadia Group, Inc., an international corporate finance and investment firm, having served in this capacity since March 2009. From August 2009 to December 2014, Mr. Denos also served as the Deputy Chairman of London Pacific & Partners, Inc., a Los Angeles-based advisory and investment firm which specializes in the healthcare, hospitality, and natural resources industries. From May 2007 until October 2009, Mr. Denos served as the Chief Executive Officer of MCC Global N.V., an international corporate finance and advisory conglomerate based in Amsterdam. From February 2012 to January 2015, Mr. Denos served as a director of Start Scientific, Inc., a San Antonio-based oil and gas firm and a filer of reports pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934. In addition to a Bachelor of Science degree in Business Finance and Political Science, he holds a Master of Business Administration and a Juris Doctor from the University of Utah.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuelstream, Inc.

Date: September 14, 2015	By: /s/ Kenneth I. Denos
Kenneth I. Denos
Chief Executive Officer